Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Basin Scientific, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205199) of Great Basin Scientific, Inc. of our report dated March 1, 2016, with respect to the audited financial statements of the Company as of December 31, 2015 and 2014 and for the years then ended, which appears in this Form 10-K. Our report contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the financial statements.

Salt Lake City, Utah

March 1, 2016

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